Exhibit 10.2

Orchestra BioMed, Holdings, Inc.

150 Union Square Drive

New Hope, Pennsylvania 18938

November 7, 2024

Darren Sherman

delivered via email

Dear Darren:

I am pleased to inform you that the Orchestra BioMed Holdings, Inc. compensation committee has approved a one-time cash bonus payment to you in the amount of $150,000 (the “Bonus”). The Bonus will be paid through payroll on or before November 15, 2024, subject to applicable withholding.

As a condition to the payment to you of the Bonus, you agree that in the event of (i) your voluntary resignation without Good Reason, or (ii) the termination of your employment for Cause (as Good Reason and Cause are defined in your January 26, 2023 Orchestra BioMed Holdings, Inc. Amended and Restated Employment Agreement), in either case before May 15, 2026, you agree to repay the Bonus as follows within ten (10) business days of the termination of your employment:

●	if your employment terminates prior to May 15, 2025, you shall repay all $150,000 of the Bonus;
●	if your employment terminates on or after May 15, 2025 but prior to November 15, 2025, you shall repay $100,000 of the Bonus;
●	if your employment terminates on or after November 15, 2025 but prior to May 15, 2026, you shall repay $50,000 of the Bonus; and
●	if your employment terminates on or after May 15, 2026, you shall not be required to repay any of the Bonus.

To indicate your acceptance of these terms, please sign below and return a signed copy of this letter to me by November 10, 2024.

/s/ Andrew Taylor
Andrew Taylor
Chief Financial Officer

Agreed to and accepted by on 11/8/2024:

/s/ Darren Sherman
Darren Sherman
President and Chief Operating Officer